News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Retirement of Board Member

SAN ANTONIO, TX - November 3, 2004 - Luby's today announced that long-time Board member and current Vice Chairman Roger R. Hemminghaus indicated on October 29, 2004, that he will be retiring from the Luby's Board effective at the Annual Meeting in January. Hemminghaus was first appointed to Luby's Board in January of 1989.

"It has been my pleasure to serve on Luby's Board for almost 16 years," said Hemminghaus. "I've especially appreciated the opportunity to be associated with such outstanding individuals on the Board and within management. Current management continues to improve operations and management systems, and I salute them for the new financing, increased sales, and improved financial performance."

Roger Hemminghaus spent a long career in business, culminating in his appointment as the Chairman, President and CEO of Ultramar Diamond Shamrock in 1996. He retired in January of 2000 to serve as Chairman Emeritus of Ultramar Diamond Shamrock and to continue to serve on a number of corporate boards, including Luby's.

"We appreciate Roger's tremendous and tireless efforts on behalf of Luby's and its shareholders and his longstanding commitment and service to the Company," said Chris Pappas, President and CEO of Luby's. "We have benefited from his insight, guidance, and support. His presence and perspective will be missed."

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's web site at www.lubys.com.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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